Exhibit 99.2

Alpine 4's Subsidiary, Alternative Laboratories, LLC Secures a New $2.0 Million Order Kicking Off Q3 2021

PHOENIX, July 6, 2021 /PRNewswire/ -- Alpine 4 Holdings, Inc. (OTCQB: ALPP), a leading operator and owner of small market businesses, announces that its subsidiary Alternative Laboratories, LLC (Alt Labs), has secured a new $2,000,000 order for Q3 2021.

Alt Labs' new order is related to the production of a high-quality and nutrient rich gut health product line, for a leading health food company.

Alternative Laboratories, LLC is a private label contract manufacturer located in Southwest, Florida. The company specializes in the manufacturing and packaging of liquids, powders, tablets, capsules, and other unique nutritionals for various customers worldwide. Our Product formulation abilities and global raw material access, provides our clients with unique "first to market" products and cutting-edge innovations.

Kent Wilson, CEO of Alpine 4, had this to say: "With the global nutraceutical market size projected to reach $722.49 billion by 2027, Alt Labs is positioning itself to be a leader in contract manufacturing of nutraceuticals both in the United States and abroad.  We are investing heavily in new equipment, training, and software to meet our customers growing global demand for health supplements."

Mark Wesolaski, COO of Alternative Labs, had this to say: "We're very excited to start Q3 with an order of this magnitude.  We plan to leverage improved efficiencies across our blending, filling, and supply chain functions to deliver these 6 products to our customer in the next 8 weeks. The delivery of these products to our customer will facilitate their rapid growth, setting the stage for a very strong finish to 2021 that will lead into what we believe to be a record year for 2022. I also want to thank Kevin Thomas, former CEO, for his continued sales support to Alt Labs!"

About Alpine 4 Holdings:

Alpine 4 Holdings, Inc. (ALPP) is a publicly traded conglomerate that is acquiring businesses that fit into its disruptive DSF business model of Drivers, Stabilizers, and Facilitators.  At Alpine 4, we understand the nature of how technology and innovation can accentuate a business.  Our focus is on how the adaptation of new Holdings, including brick and mortar businesses, can drive innovation.   We also believe that our holdings should benefit synergistically from each other and that the ability to have collaboration across varying industries can spawn new ideas and create fertile ground for competitive advantages.

Source: Alpine 4 Holdings, Inc.

Ian Kantrowitz:  VP of IR

investorreleations@alpine4.com

Forward-Looking Statements:

The information disclosed in this press release is made as of the date hereof and reflects Alpine 4 most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.